LIONBRIDGE REPORTS Q3 RESULTS WITH REVENUE OF $138.6 MILLION,
GAAP EPS OF $0.04 AND NON-GAAP EPS OF $0.14

Announces Acquisition of Geotext Translations and New $50 Million Share Repurchase Program
WALTHAM, Mass. – November 09, 2015 - Lionbridge Technologies, Inc. (Nasdaq: LIOX), today announced revenue and earnings for the third quarter ended September 30, 2015.
Financial highlights for the third quarter include:

•	Revenue of $138.6 million, an increase of $18.4 million or 15% compared to the third quarter of 2014.

•
GAAP earnings of $2.7 million, or $0.04 per diluted share based on 62.6 million weighted average fully diluted common shares outstanding. GAAP net income decreased $0.9 million, or $0.02 per diluted share, compared to the third quarter of 2014, primarily due to a $2.3 million increase in restructuring and other charges.

•
Non-GAAP adjusted earnings of $8.7 million or $0.14 per diluted share, an increase of $1.6 million or $0.03 per diluted share compared to the third quarter of 2014. The Company defines non-GAAP adjusted earnings as net income excluding merger, restructuring and acquisition-related costs, asset impairment costs, stock-based compensation, and amortization of acquisition-related intangible assets. Please see the section of this release entitled "Non-GAAP Financial Measures" and the attached table for details and reconciliations of this measure to the comparable GAAP measure.

•	Cash flow from operations of $7.9 million for the quarter.
The Company recently secured several significant new customer engagements, including a Taiwanese manufacturer of smartphones, a large US retailer and a British luxury automobile manufacturer.
For the nine months ended September 30, 2015 revenue increased $48.2 million year-on-year, GAAP net income increased $2.0 million or $0.03 per diluted share and non-GAAP earnings increased $9.9 million or $0.16 per diluted share as compared to the first nine months of 2014.
Separately, the Company announced the acquisition of Geotext Translations, Inc., a New York-based translation company that specializes in the legal translation market. Geotext had unaudited trailing twelve months of revenue of approximately $17 million for the period ended September 30, 2015. Lionbridge is purchasing Geotext for a total estimated cash consideration of approximately $11 million and additional earn-out potential which would be payable in cash over three years, subject to the attainment of certain revenue metrics. The consideration is being satisfied using Lionbridge’s existing cash resources. The Company expects the acquisition will contribute modestly to non-GAAP earnings in 2016, including minimal acquisition and integration costs.
The Company also announced today that its Board of Directors has authorized a share repurchase program allowing the Company to repurchase up to $50 million of the Company’s common stock through fiscal year 2018. The new authorization is almost three times as large as the previous $18 million share repurchase program that was announced in November of 2012 and which has now expired.
“With our strong organic growth in verticals such as life sciences and industrials and the ongoing successful integration of CLS Communication, we are well on path to achieve our goals to establish and grow recurring relationships with clients across vertical markets,” said Rory Cowan, CEO of Lionbridge. “While Q3 revenue was behind expectations, largely due to delays from certain technology clients, we continue to generate solid year-on-year growth and cash flow remains strong. We have firming demand across our business. The addition of Geotext furthers our ongoing vertical market expansion. And the new, accelerated buyback program underscores our confidence in the long term profit and cash flow growth of the Company. We expect a strong finish to 2015 and ongoing expansion in 2016.”
Lionbridge provided outlook for the fourth quarter of 2015 with estimated revenue of $140-143 million, which would reflect year-on-year growth of approximately 18% as compared to the fourth quarter of 2014. The Company also provided a preliminary outlook for FY 2016 with estimated year-on-year revenue growth of 5-8%, and continued growth in income from operations.
The Company is also announcing today that Donald Muir, Lionbridge’s Chief Financial Officer will retire from Lionbridge. Muir will remain with the company through mid-January in support of the transition. Muir will be succeeded by Marc Litz, currently Lionbridge’s Vice President, Finance and Corporate Controller, who has been with the Company for three years.

“Don has been instrumental in shaping our financial strategy over the past 8 years during a time of significant growth and diversification for the Company. We appreciate his dedication to the successful expansion of our business and to building a world-class global finance organization. He leaves behind a strong team and we thank Don for his many contributions,” said Rory Cowan, CEO.
Lionbridge management will conduct a conference call at 9:00 a.m. ET this morning to discuss financial performance for the quarter and other matters, including matters related to its future performance. To participate, callers within the United States can dial 888-390-1050 and international callers can dial 312-470-7236. The pass code for the call is “Lionbridge”. The conference call will also be available live via the Internet at http://www.lionbridge.com.
Non-GAAP Financial Measures
In this release, the Company's adjusted earnings and adjusted earnings per share are not presented in accordance with generally accepted accounting principles (GAAP) and are not intended to be used in lieu of GAAP presentations of results of operations. These measures are presented because management believes they provide additional information to investors with respect to the performance of our fundamental business activities. “Adjusted earnings” and “Adjusted Earnings per Share (EPS)” are Non-GAAP financial measures and should not be viewed as alternatives to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure for these measures are net income and diluted net income per share and has provided a reconciliation of GAAP net income to adjusted earnings and adjusted earnings per share at the end of this release.
About Lionbridge
Lionbridge enables more than 800 world-leading brands to increase international market share, speed adoption of products and effectively engage their customers in local markets worldwide. Using our innovative cloud technology platforms and our global crowd of more than 100,000 professional cloud workers, we provide translation, online marketing, global content management and application testing solutions that ensure global brand consistency, local relevancy and technical usability across all touch points of the customer lifecycle. Based in Waltham, Mass., Lionbridge maintains solution centers in 28 countries. To learn more, visit http://www.lionbridge.com.
This press release contains forward-looking statements that involve risks and uncertainties, including expected financial performance, expected growth in revenue, income from operations and profit growth, and the momentum, pace and strengthening of such growth in Q4 2015 and FY 2016 as well as expected benefit of the Company’s acquisition of Geotext Translations, and the success of the integration of CLS Communication (“CLS”), which the Company acquired in January of 2015. These forward-looking statements reflect management’s current views and Lionbridge does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law. Lionbridge's actual experiences, actions, financial and operating results may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include Lionbridge's ability to fully integrate Geotext Translations and CLS and the pace of such integration actions; the timing of the realization of any synergies associated with the acquisition of Geotext Translations and CLS; the impact of foreign currency fluctuations on revenue, margins, costs, operating results and profitability and the Company's ability to successfully manage this exposure through hedge instruments and other strategies; its ability to provide and maintain high quality services at a competitive price and related customer satisfaction with such service delivery; the loss of or reduction in demand from one or more major client or customer, which would materially affect Lionbridge’s business; Lionbridge’s ability to expand its relationships with existing clients and within key industry verticals; Lionbridge’s ability to broaden its client base; the Company's dependence on clients' product releases, production schedules and procurement strategies to generate revenues; the anticipated benefits of expansion of global language workflow technologies; the impact of competing language technology on the Company's existing customer relationships and ability to secure new customers; the ability of Lionbridge to realize the expected benefits of its technology initiatives and acquisitions and the timing of the realization of such benefits; errors, interruptions or delays in cloud-based technology; breaches of security measures; the termination of customer contracts or engagements prior to the end of their term; the size, timing and recognition of revenue from clients; the ability of Lionbridge to integrate acquisitions and expand its customer relationships and the timing and success of such activities; the portion of the Company's service engagements that are subject to the impact of foreign currency fluctuations; continued uncertainty and volatility in global economic conditions that could negatively affect demand for the Company's services and technologies; reduced demand for the Company’s services that adversely impacts Lionbridge’s future revenues, cash flows, results of operations and financial condition; Lionbridge's ability to perform services in lower cost operational locations and the timing of its transfer of service execution to such locations, and customer acceptance of service execution in such locations; risks associated with conducting business outside of the United States, including compliance with changing and potentially conflicting laws and regulations and expenses and delays associated with any such activities; longer collection cycles in particular jurisdictions; risks associated with competition; Lionbridge's ability to forecast revenue, profitability, technology adoption, customer demand and operating results; changes in tax rates applicable to the Company and changes to the interpretations of applicable tax rates; changes in interpretation of statutory and regulatory positions by international tax authorities in countries in which Lionbridge conducts business; changes in interpretation of employment and tax positions by U.S. state and federal authorities; the failure of Lionbridge to keep pace with technological changes or changing customer needs; the risk of claims by third parties of intellectual property claims; the ability of Lionbridge to respond to fluctuations in the complexity, timing and mix of services required by customers; and Lionbridge being held liable for defects or errors in its service offerings. For a more detailed description of the risk factors associated with Lionbridge, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent filings with the SEC (copies of which may be accessed through the SEC's website at http://www.sec.gov.

LIONBRIDGE TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2015	2014	2015	2014
Revenue	$138,604	$120,191	$419,172	$370,934
Operating expenses:
Cost of revenue (exclusive of depreciation and amortization included below)	92,977	80,608	277,825	253,559
Sales and marketing	11,083	9,685	35,163	29,369
General and administrative	21,888	19,868	69,024	60,587
Research and development	1,903	1,698	6,060	5,194
Depreciation and amortization	2,340	2,033	6,922	5,771
Amortization of acquisition-related intangible assets	993	842	2,979	2,453
Restructuring and other charges	2,957	611	9,359	1,827
Total operating expenses	134,141	115,345	407,332	358,760
Income from operations	4,463	4,846	11,840	12,174
Interest expense:
Interest on outstanding debt	482	164	1,439	413
Amortization of deferred financing charges	94	25	279	79
Interest income	13	9	50	59
Other expense (income), net	417	(42)	(2,335)	(153)
Income before income taxes	3,483	4,708	12,507	11,894
Provision for income taxes	755	1,066	1,181	2,580
Net income	$2,728	$3,642	$11,326	$9,314

Net income per share of common stock:
Basic	$0.04	$0.06	$0.19	$0.15
Diluted	$0.04	$0.06	$0.18	$0.15
Weighted average number of common shares outstanding:
Basic	60,683	60,012	60,558	60,263
Diluted	62,623	62,646	62,528	63,070

LIONBRIDGE TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In thousands)	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$30,926	$36,893
Accounts receivable, net of allowance of $250 at September 30, 2015 and December 31, 2014	86,966	66,479
Unbilled receivables	27,321	25,843
Other current assets	14,780	12,090
Total current assets	159,993	141,305
Property and equipment, net	26,193	23,622
Goodwill	62,031	21,937
Acquisition-related intangible assets, net	44,556	12,232
Other assets	6,906	5,677
Total assets	$299,679	$204,773
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Debt, current portion	$3,719	$—
Accounts payable	27,004	21,885
Accrued compensation and benefits	23,465	17,249
Accrued outsourcing	11,448	10,429
Accrued restructuring	2,228	3,492
Income taxes payable	2,357	2,123
Accrued expenses and other current liabilities	10,070	10,485
Deferred revenue	8,619	11,866
Total current liabilities	88,910	77,529
Long-term debt, net of current portion	90,427	27,000
Deferred income taxes, net of current portion	4,827	704
Other long-term liabilities	20,823	13,786
Total liabilities	204,987	119,019
Stockholders’ equity:
Preferred stock	—	—
Common stock	645	635
Additional paid-in capital	273,818	272,252
Accumulated deficit	(192,571)	(203,897)
Accumulated other comprehensive income	12,800	16,764
Total stockholders’ equity	94,692	85,754
Total liabilities and stockholders’ equity	$299,679	$204,773

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Earnings (Unaudited)
Comparison of Three and Nine Months Ended September 30, 2015 to
Three and Nine Months Ended September 30, 2014

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2015	2014	2015	2014
Net income	$2,728	$3,642	$11,326	$9,314
Amortization of acquisition-related intangible assets	993	842	2,979	2,453
Stock-based compensation	2,007	2,008	5,663	5,814
Restructuring and other charges	2,957	611	9,359	1,827
Adjusted earnings	$8,685	$7,103	$29,327	$19,408
Fully diluted weighted-average number of common shares outstanding	62,623	62,646	62,528	63,070
Adjusted diluted earnings per share	$0.14	$0.11	$0.47	$0.31